Exhibit 3.16

Execution Version

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

SABINE PASS TUG SERVICES, LLC

(A Delaware Limited Liability Company)

This Amended and Restated Limited Liability Company Agreement (the “Agreement”) dated as of August 9, 2012, is hereby duly adopted as the limited liability company agreement of Sabine Pass Tug Services, LLC, a Delaware limited liability company (the “Company”) by the sole Member (as defined below).

ARTICLE I

DEFINITIONS

1.1. Definitions. The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Act” means the Delaware Limited Liability Company Act, as the same may be amended from time to time.

“Agreement” has the meaning set forth in the preamble hereto.

“Business Day” means a day other than a Saturday, Sunday or other day which is a nationally recognized holiday in the United States of America.

“Capital Contribution” means any contribution to the capital of the Company in cash or property by the Member whenever made.

“Certificate” means the Certificate of Formation of the Company as filed with the Secretary of State of Delaware, as it shall be amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall include a reference to any amendatory or successor provision thereto.

“Company” has the meaning set forth in the preamble hereto.

“Fiscal Year” means the Company’s fiscal year, which shall be the calendar year.

“Initial Capital Contribution” means the initial contribution to the capital of the Company made by the Member pursuant to this Agreement.

“Member” means Sabine Pass LNG, L.P. a Delaware limited partnership.

“Membership Interest” means, with respect to the Member at anytime, the ownership interest of the Member at that time, which shall include all Units then owned thereby.

“Person” means any natural person, partnership, limited liability company, corporation, trust or other legal entity.

“Units” means units of ownership interest in the Company.

1.2. Other Definitional Provisions. All terms used in this Agreement that are not defined in this Article I have the meanings contained elsewhere in this Agreement.

ARTICLE II

FORMATION

2.1. Name and Formation. The name of the Company is Sabine Pass Tug Services, LLC. The Company was formed as a limited liability company upon the filing of the Certificate pursuant to the Act.

2.2. Principal Place of Business. The principal place of business of the Company shall be at 700 Milam Street, Suite 800, Houston, Texas 77002. The Company may locate its place(s) of business and registered office at any other place or places as the Member may from time to time deem necessary or advisable.

2.3. Registered Office and Agent. The registered office of the Company shall be at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the name of its initial registered agent at such address shall be Corporation Services Company.

2.4. Duration. The period of duration of the Company is perpetual from the date its Certificate was filed with the Secretary of State of Delaware, unless the Company is earlier dissolved in accordance with either the provisions of this Agreement or the Act.

2.5. Purposes and Powers. The purpose for which the Company is organized is to transact any or all lawful business for which limited liability companies may be organized under the Act with the exception of the business of granting policies of insurance, or assuming insurance risks or banking as defined in Section 126 of Title 8 of the Delaware Code Annotated. The Company shall have the power to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of such purposes, and for the protection and benefit of its business.

2.6. Limitation of Liability. The liability of each Member and each employee of the Company to third parties for obligations of the Company shall be limited to the fullest extent provided in the Act and other applicable law.

ARTICLE III

RIGHTS AND DUTIES OF THE MEMBER

3.1. Management by Member. The Company will be managed by the Member. The conduct of the Company’s business and the management of its affairs will be exercised and conducted solely by the Member in accordance with this Agreement. The Member has the exclusive right to act for the Company. The Member may act for and on behalf of the Company and execute all agreements on behalf of the Company and otherwise bind the Company as to third parties.

3.2. Place of Meetings. All meetings of the Member shall be held at the principal office of the Company or at such other place within or without the State of Delaware as may be determined by the Member and set forth in any notice or waivers of notice of such meeting.

3.3. Annual and Special Meetings. The annual and special meetings of the Member for the transaction of such business as may properly come before the meeting shall be held at such time and date as shall be designated by the Member from time to time.

3.4. Actions Without a Meeting. Notwithstanding any provision contained in this Article III, all actions of the Member provided for herein may be taken by written consent without a meeting. Any such action which may be taken by the Member without a meeting shall be effective only if the consent is in writing, sets forth the action so taken, and is signed by the Member.

3.5. Number. There shall be only one (1) Member of the Company.

3.6. Officers. The Member may, from time to time, designate one or more persons to be officers of the Company (“Officers”). No Officer need be a Member. Any Officers so designated shall have such authority and perform such duties as the Member may, from time to time, delegate to them. The Member may assign titles to particular Officers, including, without limitation, chief executive officer, president, vice president, chief financial officer, chief accounting officer, secretary, assistant secretary, treasurer and assistant treasurer. Each Officer shall hold office until such person’s successor shall be duly designated and shall qualify or until such person’s death or until such person shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person. The salaries or other compensation, if any, of the Officers and agents of the Company shall be fixed from time to time by the Member. The Member may remove any Officer as such, either with or without cause. Any vacancy occurring in any office of the Company may be filled by the Member. The persons who hold Officer positions as of the date of this Agreement shall continue to serve as Officers until removed as provided in this Agreement.

3.7. Indemnification. Each Member and Officer (when acting on behalf of the Company, in accordance with its authority) shall be indemnified and held harmless by the Company, including advancement of expenses, but only to the extent that the Company’s assets are sufficient therefor, from and against all claims, liabilities, and expenses arising out of any act performed or omitted to be performed in connection with the management of the Company’s affairs, including reasonable attorneys’ fees incurred by such Member or Officer in connection with the defense of any action based on any such act or omission, but excluding those claims, liabilities and expenses caused by the gross negligence or willful misconduct of such Member or Officer, subject to all limitations and requirements imposed by the Act. These indemnification rights are in addition to any rights that any Member or Officer may have against third parties. The foregoing indemnification specifically includes those claims that arise out of the indemnified party’s sole, joint or contributory negligence, but specifically excludes those claims that arise out of the indemnified party’s willful misconduct, fraud or gross negligence. To the extent that an indemnified party is a party to this Agreement, such indemnified party would not have entered into this Agreement if not for this indemnification.

ARTICLE IV

CAPITALIZATION

4.1. Capital Contributions.

(a) The Member has contributed $1,000 to the Company. Such cash is the Initial Capital Contribution of the Member and as consideration therefore, the Member received one hundred (100) Units.

(b) The Member is not required to, but may (acting in its sole discretion) make additional contributions to the capital of the Company.

(c) The Member shall not be paid interest on any Capital Contribution.

4.2. Withdrawal or Reduction of Capital Contributions.

(a) The Member shall not receive out of the Company’s property any part of its Capital Contribution until all liabilities of the Company have been paid or there remains property of the Company sufficient to pay such liabilities.

(b) The Member shall not have the right to withdraw all or any part of its Capital Contribution or to receive any return on any portion of its Capital Contribution, except as may be otherwise specifically provided in this Agreement. Under circumstances involving a return of any Capital Contribution, the Member shall not have the right to receive property other than cash.

4.3. Liability of Member. The Member shall not be liable for the debts, liabilities or obligations of the Company beyond its Initial Capital Contribution. The Member shall not be required to contribute to the capital of, or to loan any funds to, the Company.

ARTICLE V

DISTRIBUTIONS

5.1. Distributions. Subject to Section 5.2, the Company shall make all distributions in respect of the Membership Interest at such times as determined by the Member.

5.2. Limitation Upon Distribution. No distribution shall be declared and paid unless, if after the distribution is made, the value of assets of the Company would exceed the liabilities of the Company, except liabilities to the Member on account of its Capital Contributions.

ARTICLE VI

BOOKS AND ACCOUNTS

6.1. Records and Reports. At the expense of the Company, the Officers shall maintain records and accounts of all operations and expenditures of the Company.

6.2. Returns and Other Elections. The Officers shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. All elections permitted to be made by the Company under federal or state laws shall be made by the Officers with the consent of the Member.

ARTICLE VII

DISSOLUTION AND TERMINATION

7.1. Dissolution.

(a) The Company shall be dissolved upon the first of the following to occur:

(i) When the period fixed for the duration of the Company, if any, shall expire;

(ii) Upon the election to dissolve the Company by the Member;

(iii) Upon the resignation, expulsion, bankruptcy, legal incapacity or dissolution of the Member, or the occurrence of any other event which terminates the continued membership of the Member; or

(iv) The entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b) Upon dissolution of the Company, the business and affairs of the Company shall terminate, and the assets of the Company shall be liquidated under this Article VII.

(c) Dissolution of the Company shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until there has been a winding up of the Company’s business and affairs, and the assets of the Company have been distributed as provided in Section 7.2.

(d) Upon dissolution of the Company, the Officers may cause any part or all of the assets of the Company to be sold in such manner as the Officers shall determine in an effort to obtain the best prices for such assets; provided, however, that the Officers may distribute assets of the Company in kind to the Member to the extent practicable.

7.2. Distribution of Assets Upon Dissolution. In settling accounts after dissolution, the assets of the Company shall be paid in the following order:

(a) First, to creditors, in the order of priority as provided by applicable law, except those to the Member on account of the Member’s Capital Contributions; and

(b) Second, any remainder shall be distributed to the Member.

7.3. Cancellation of Certificate. When all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made therefor, and all of the remaining property and assets of the Company have been distributed to the Member according to the Member’s rights and interests, the Certificate of Cancellation shall be executed on behalf of the Company by the Officers or the Member and shall be filed with the Secretary of State of Delaware, and the Officers and Member shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution and termination of the Company.

ARTICLE VIII

TRANSFER OF MEMBERSHIP INTERESTS

The Member may sell, assign or otherwise transfer all or any portion of the Member’s Membership Interest at any time to any Person.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1. Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member’s and/or Company’s address as it appears in the Company’s records, as appropriate. Except as otherwise provided herein, any such notice shall be deemed to be given when delivered personally or the next Business Day after the date on which the same was telecopied to such person.

9.2. Application of Delaware Law. This Agreement and the application or interpretation hereof, shall be governed exclusively by the laws of the State of Delaware, and specifically the Act, excluding any conflicts of laws rule or principle that might refer the governance or construction of this Agreement to the law of another jurisdiction.

9.3. Headings and Sections. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof. Unless the context requires otherwise, all references in this Agreement to Sections or Articles shall be deemed to mean and refer to Sections or Articles of this Agreement.

9.4. Amendments. Except as otherwise expressly set forth in this Agreement, the Certificate and this Agreement may be amended, supplemented or restated only upon the written consent of the Member. Upon obtaining the approval of any amendment to the Certificate, the Officers shall cause a certificate of amendment in accordance with the Act to be prepared, and such certificate shall be executed by no less than one Officer and shall be filed in accordance with the Act.

9.5. Number and Gender. Where the context so indicates, the masculine shall include the feminine, the neuter shall include the masculine and feminine, and the singular shall include the plural.

9.6. Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the Member and the Member’s distributees, legal representatives, successors and assigns.

9.7. Severability. Except as otherwise provided in the succeeding sentence, every term and provision of this Agreement in intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any party to lose the benefit of its economic bargain.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, being the Member of the Company, has caused this Agreement to be duly adopted by the Company as of the date set forth above.

MEMBER:

SABINE PASS LNG, L.P.

By:	Sabine Pass LNG-GP, LLC, its general partner

By:	/s/ Meg A. Gentle
Name:	Meg A. Gentle
Title:	Chief Financial Officer

[Signature Page to Amended and Restated Limited Liability Company Agreement of Sabine Pass Tug Services, LLC]